Exhibit 99.1

Vermillion Resolves Non-Contingent Claims with Bio-Rad

Vermillion to be Returned More Than $1 Million from Escrow

AUSTIN, Texas — April 30, 2012 — Vermillion, Inc. (NASDAQ:VRML), a leading molecular diagnostics company, has resolved all four of the non-contingent contract claims with Bio-Rad Laboratories, Inc. arising from the sale to Bio-Rad of Vermillion’s protein research tools and collaborative services business in November 2006.

In exchange for a final settlement of the non-contingent claims, Bio-Rad will receive $700,000 from an escrow account established by Vermillion for the sale transaction. Vermillion will be returned approximately $1,080,000 from the escrow account, with $50,000 remaining in escrow as security for Bio-Rad’s contingent indemnity claim in respect to the parties’ litigation with Molecular Analytical Systems.

“Given that it returns to us the majority of the $1.8 million remaining in the escrow account, we view this resolution with Bio-Rad as very successful,” said Gail S. Page, Vermillion’s president and chief executive officer. “Going forward, we can now apply more resources toward accelerating the commercialization of OVA1® and the advancement of our product pipeline.”

Vermillion sold the assets and liabilities of its protein research tools and collaborative services business to Bio-Rad in order to concentrate on developing clinical protein biomarker diagnostic products and services. In October 2009, Bio-Rad filed a proof of claim in Vermillion’s bankruptcy case for approximately $1 million, based upon four non-contingent contract claims which have now been resolved. Vermillion had accrued for this contingency in its financial statements within general and administrative expense.

About Vermillion

Vermillion, Inc. (NASDAQ:VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

About OVA1®

OVA1 is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using a unique multi-biomarker approach. In a published clinical trial, OVA1 achieved 99% sensitivity in detecting epithelial ovarian cancers (EOC). This included 96% sensitivity for stage I EOC, the earliest and most curable EOC stage, compared with 57% for the conventional biomarker CA125.(1) In addition, OVA1 found 70% of malignancies missed by non-specialist pre-surgical assessment,(1) and it increased detection of malignancy over American Congress of Obstetricians and Gynecologists guidelines from 77% to 94%.(2) As the first protein-based, in vitro diagnostic multi-variate index assay cleared by the U.S. Food and Drug Administration, OVA1 also represents a new class of software-based diagnostics.

Citations:

(1)	Ueland, FR, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011
(2)	Miller R, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011

Forward-Looking Statements

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

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